Exhibit(s)(iv)

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated ___________, 2021)	Registration Statement No. 333-

Clough Global Equity Fund

Rights for       Shares

Subscription Rights to Purchase Common Shares

The Fund is issuing subscription rights to its common shareholders to purchase the Fund’s common shares. The Fund’s common shares are traded on the NYSE American LLC (the “NYSE American”) under the symbol “GLQ”. The last reported sale price for the Fund’s common shares on [ ] was $ [ ] per share.

You should review the information set forth under “Risk Factors and Special Considerations” in the accompanying Prospectus before investing in the Fund’s common shares.

	Per Share	Total (1)
Subscription price of Common Shares	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the Fund	$	$

(1)	The aggregate expenses of the offering are estimated to be $_____, which represents approximately $_____ per share.

You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in the Fund’s common shares and retain it for future reference. The Prospectus Supplement and the accompanying Prospectus contain important information about the Fund.

Material that has been incorporated by reference and other information about the Fund can be obtained by calling [(      )] or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov).

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

SHAREHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS MAY, AT THE COMPLETION OF THE OFFERING, OWN A SMALLER PROPORTIONAL INTEREST IN THE FUND THAN IF THEY EXERCISED THEIR RIGHTS. AS A RESULT OF THE OFFERING YOU MAY EXPERIENCE DILUTION [OR ACCRETION] OF THE AGGREGATE NET ASSET VALUE OF YOUR COMMON SHARES DEPENDING UPON WHETHER THE FUND’S NET ASSET VALUE PER COMMON SHARE IS ABOVE [OR BELOW] THE SUBSCRIPTION PRICE ON THE EXPIRATION DATE. ,

The common shares are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about [     ] , 2021. If the offer is extended, the common shares are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about [     ], 2021.

The date of this Prospectus Supplement is [    ], 2021

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying Prospectus, respectively. The Fund’s business, financial condition, results of operations and prospects may have changed since those dates. In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” refers to Clough Global Equity Fund. This Prospectus Supplement also includes trademarks owned by other persons.

TABLE OF CONTENTS

Prospectus Supplement

Page

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING	3
DESCRIPTION OF THE RIGHTS OFFERING	4
TABLE OF FEES AND EXPENSES	4
USE OF PROCEEDS	5
CAPITALIZATION	5
PRICE RANGE OF COMMON SHARES	5
SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS	6
RIGHTS OFFERING	7
TAXATION	7
UNDERWRITING	7
LEGAL MATTERS	8

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

Terms of the Offer	[To be provided.]

Amount Available for Primary Subscription	$[ ]

Title	Subscription Rights to Purchase Common Shares

Subscription Price	Rights may be exercised at a price of $ per common share (the “Subscription Price”). See “Terms of the Offer.”

Record Date	Rights will be issued to holders of record of the Fund’s Common Shares on [ , 2020] (the “Record Date”). See “Terms of the Offer.”

Number of Rights Issued	Right will be issued in respect of each Common Share of the Fund outstanding on the Record Date. See “Terms of the Offer.”

Number of Rights Required to Purchase One Common Share	A holder of Rights may purchase common shares of the Fund for every Rights exercised. The number of Rights to be issued to a shareholder on the Record Date will be rounded up to the nearest number of Rights evenly divisible by . See “Terms of the Offer.”

Over-Subscription Privilege	[To be provided.]

Transfer of Rights	[To be provided.]

Subscription Period	The Rights may be exercised at any time after issuance and prior to expiration of the Rights, which will be 5:00 PM Eastern Time on [ , 2020] (the “Expiration Date”) (the “Subscription Period”). See “Terms of the Offer” and “Method of Exercise of Rights.”

Offer Expenses	The expenses of the Offer are expected to be approximately $[ ]. See “Use of Proceeds.”

Sale of Rights	[To be provided.]

Use of Proceeds	The Fund estimates the net proceeds of the Offer to be approximately $[ ]. This figure is based on the Subscription Price per share of $ and assumes all new common shares offered are sold and that the expenses related to the Offer estimated at approximately $[ ] are paid.

Clough anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to be substantially completed in approximately three months; however, the identification of appropriate investment opportunities pursuant to the Fund’s investment style or changes in market conditions may cause the investment period to extend as long as six months. This could occur because market conditions could result in the Clough delaying the investment of proceeds if it believes the margin of risk in making additional investments is not favorable. See “Investment Objectives and Policies—Investment Methodology of the Fund” in the Prospectus. Pending such investment, the proceeds will be held in high quality short term debt securities and instruments. See “Use of Proceeds.”

Rights Agent	[To be provided.]

DESCRIPTION OF THE RIGHTS OFFERING

[To be provided.]

TABLE OF FEES AND EXPENSES

The following tables are intended to assist you in understanding the various costs and expenses directly or indirectly associated with investing in the Fund’s common shares as a percentage of net assets attributable to common shares. Amounts are for the current fiscal year after giving effect to anticipated net proceeds of the offering, assuming that the Fund incurs the estimated offering expenses.

Shareholder Transaction Expenses
Sales Load (as a percentage of offering price)	[ ]%
Offering Expenses Borne by the Fund (as a percentage of offering price)	[ ]%
Dividend Reinvestment and Cash Purchase Plan Fees Sale Transactions	$[ ](1)

Percentage of Net Assets Attributable to Common Shares
Annual Expenses
Management Fees	[ ]%(2)
Interest on Borrowed Funds	[None](3)
Other Expenses	[ ]%(4)
Total Annual Fund Operating Expenses	[ ]%
Dividends on Preferred Shares	[ ]%
Total Annual Expenses and Dividends on Preferred Shares	[ ]%(2)

(1)	Shareholders participating in the Fund’s Automatic Dividend Reinvestment Plan do not incur any additional fees. However, shareholders participating in the Voluntary Cash Purchase Plan that elect to make additional cash purchases under the Voluntary Cash Purchase Plan would pay a $[ ] per share fee, plus a pro rata share of the brokerage commissions.

(2)	Management fees is an annual rate of [ ]% of the Fund’s average weekly net assets. The value of the Fund’s average weekly net assets shall be deemed to be the average weekly value of the Fund’s total assets minus the sum of the Fund’s liabilities (such liabilities do not include the aggregate liquidation preference of any outstanding preferred shares and accumulated dividends, if any, on those shares and the outstanding principal amount of any debt securities the proceeds of which were used for investment purposes, plus accrued and unpaid interest thereon). Consequently, if the Fund has preferred shares outstanding, the investment management fees and other expenses as a percentage of net assets attributable to common shares may be higher than if the Fund does not utilize a leveraged capital structure.

(3)	The Fund has no current intention of borrowing from a lender or issuing notes.

(4)	“Other Expenses” are based on estimated amounts for the current year assuming completion of the proposed issuances.

Example

The following example illustrates the expenses (including the maximum estimated sales load of $[    ] and estimated offering expenses of $[    ] from the issuance of $[    ] million in common shares) you would pay on a $1,000 investment in common shares, assuming a 5% annual portfolio total return.* The actual amounts in connection with any offering will be set forth in the Prospectus Supplement if applicable.

	1 Year	3 Year	5 Year	10 Year
Total Expense Incurred

*	The example should not be considered a representation of future expenses. The example assumes that the amounts set forth in the Annual Expenses table are accurate and that all distributions are reinvested at net asset value. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

USE OF PROCEEDS

The Fund estimates the net proceeds of the Offer to be $[     ], based on the Subscription Price per share of $[      ], assuming all new shares of Common Shares offered are sold and that the expenses related to the Offer estimated at approximately $[     ] are paid and after deduction of the underwriting discounts and commissions. The Fund will invest the net proceeds of any offering in accordance with the Fund’s investment objectives and policies, and may use a portion of such proceeds, depending on market conditions, for other general corporate purposes. Clough anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to substantially be completed within three months; however, changes in market conditions could result in the Fund’s anticipated investment period extending to as long as six months. This could occur because the therefore market conditions could result in the Clough delaying the investment of proceeds if it believes the margin of risk in making additional investments is not favorable. See “Investment Objectives and Policies—Investment Methodology of the Fund” in the Prospectus. Pending such investment, the proceeds of the offering will be held in high quality short term debt securities and instruments.

CAPITALIZATION

[To be provided.]

PRICE RANGE OF COMMON SHARES

The following table sets forth for the quarters indicated, the high and low sale prices on the NYSE American per share of the Fund’s common shares and the net asset value and the premium or discount from net asset value per share at which the common shares were trading, expressed as a percentage of net asset value, at each of the high and low sale prices provided.

	Market Price		Corresponding Net Asset Value (“NAV”) Per Share		Corresponding Premium or Discount as a % of NAV
Quarter Ended	High	Low	High	Low	High	Low
March 31, 2018	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
June 30, 2018	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
September 30, 2018	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
December 31, 2018	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
March 31, 2019	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
June 30, 2019	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
September 30, 2019	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
December 31, 2019	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
March 31, 2020	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
June 30, 2020	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
September 30, 2020	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
December 31, 2020	$[ ]	$[ ]

The last reported price for the Fund’s common shares on [   ] was $[   ] per share. As of [   ], the net asset value per share of the Fund’s common shares was $[   ]. Accordingly, the Fund’s common shares traded at a discount to net asset value of [   ]% on [   ].

SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS

Dilution. As with any security, the price of the Fund’s Common Shares fluctuates with market conditions and other factors. [The Common Shares are currently trading at a [premium] to their net asset value.] However, shares of closed-end investment companies frequently trade at a discount from their net asset values. This characteristic is a risk separate and distinct from the risk that the Fund’s net asset value could decrease as a result of its investment activities and may be greater for shareholders expecting to sell their Common Shares in a relatively short period of time following completion of this Rights offering. The net asset value of the Common Shares will be reduced immediately following this Rights offering as a result of the accrual of certain offering costs.

If you do not exercise all of your Rights, you may own a smaller proportional interest in the Fund when the Rights offering is over. In addition, you will experience an immediate dilution of the aggregate net asset value per share of your Common Shares if you do not participate in the Rights offering and will experience a reduction in the net asset value per share whether or not you exercise your Rights, if the Subscription Price is below the Fund’s net asset value per Common Share on the Expiration Date, because:

●	the offered Common Shares are being sold at less than their current net asset value;

●	you will indirectly bear the expenses of the Rights offering; and

●	the number of Common Shares outstanding after the Rights offering will have increased proportionately more than the increase in the amount of the Fund’s net assets.

[On the other hand, if the Subscription Price is above the Fund’s net asset value per share on the Expiration Date, you may experience an immediate accretion of the aggregate net asset value per share of your Common Shares even if you do not exercise your Rights and an immediate increase in the net asset value per share of your Common Shares whether or not you participate in the offering, because:

●	the offered Common Shares are being sold at more than their current net asset value after deducting the expenses of the Rights offering; and

●	the number of Common Shares outstanding after the Rights offering will have increased proportionately less than the increase in the amount of the Fund’s net assets.]

[Furthermore, if you do not participate in the Over-Subscription Privilege, if it is available, your percentage ownership may also be diluted.] The Fund cannot state precisely the amount of any dilution because it is not known at this time what the net asset value per share will be on the Expiration Date or what proportion of the Rights will be exercised. The impact of the Rights offering on net asset value per share is shown by the following examples, assuming a $[●] Subscription Price:

[Scenario 1: (assumes net asset value per share is below subscription price)(1)
NAV	$[●]
Subscription Price	$[●]
Reduction in NAV($)(2)	$[●]
Reduction in NAV(%)	[●]%]

Scenario 2: (assumes net asset value per share is below subscription price)(1)
NAV	$[●]
Subscription Price	$[●]
Increase in NAV($)(2)	$[●]
Increase in NAV(%)	[●]%

(1)	[Both examples assume the full Primary Subscription and Secondary Over-Subscription Privilege are exercised.] Actual amounts may vary due to rounding.

(2)	Assumes $[●] in estimated offering expenses.

If you do not wish to exercise your Rights, you should consider selling them as set forth in this Prospectus Supplement. Any cash you receive from selling your Rights may serve as partial compensation for any possible dilution of your interest in the Fund. The Fund cannot give assurance, however, that a market for the Rights will develop or that the Rights will have any marketable value.

[The Fund’s largest shareholders could increase their percentage ownership in the Fund through the exercise of the Primary Subscription and Over-Subscription Privilege.]

[Additional risks to be provided]

RIGHTS OFFERING

This rights offering will be made in accordance with the 1940 Act. Under the laws of Delaware, the Board is authorized to approve rights offerings without obtaining shareholder approval. The staff of the SEC has interpreted the 1940 Act as not requiring shareholder approval of a transferable rights offering to purchase common stock at a price below the then current net asset value so long as certain conditions are met, including: (i) a good faith determination by a fund’s board that such offering would result in a net benefit to existing shareholders; (ii) the offering fully protects shareholders’ preemptive rights and does not discriminate among shareholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by shareholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share for each three rights held.

TAXATION

[To be provided.]

UNDERWRITING

[To be provided.]

LEGAL MATTERS

Certain legal matters will be passed on by K&L Gates LLP, counsel to the Fund in connection with this rights offering.

Clough Global Equity Fund

Common Shares

Issuable Upon Exercise of Rights to

Subscribe for Such Common Shares

PROSPECTUS SUPPLEMENT

___________, 2021